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                                                                    EXHIBIT 4.1



                         CONTRACT FOR THE SALE OF SHARES
                                     BETWEEN
                       TELEFONICA EMPRESAS CTC CHILE S.A.
                                       AND
                        INVERSIONES PACIFICO II LIMITADA

In Santiago, Chile, on September 26, 2002, before me, RAUL UNDURRAGA LASO, attorney, of this domicile, MacIver 225, Suite 302, Notary Public of Santiago, Titular of the 29th Notarial office, there appeared:

1. TELEFONICA EMPRESAS CTC CHILE S.A., Taxpayer Identification Number 90.430.000-4, represented by Mr. CLAUDIO MUNOZ ZUNIGA, Chilean, married, civil industrial engineer, passport number 9.618.122-1, both domiciled at Avenida Providencia 111, 29th floor, borough of Providencia for these purposes, hereinafter also called "Telefonica" or the "Seller," as one party;

2. INVERSIONES PACIFICO II LIMITADA, Taxpayer Identification Number 88.492.000-0, represented, as shall be evidenced, by Mr. ANDRES NAVARRO HAEUSSLER, Chilean, married, civil engineer, passport number 5.078.702-8, and Mr. PABLO NAVARRO HAEUSSLER, Chilean, married, civil engineer, passport number 6.441.662-6, all domiciled at Teatinos 574, Santiago, for these purposes, hereinafter also called "Pacifico."

The parties are of age, evidenced their identities by the aforesaid identity cards and stated that they have agreed to the following purchase agreement.



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RECITALS
1. Whereas Telefonica is currently the sole owner and holder of sixty thousand shares in SOCIEDAD NACIONAL DE PROCESAMIENTO DE DATOS S.A., hereinafter "Sonda" or the "Company," which is a closed corporation incorporated and organized under the laws of the Republic of Chile. Said holding is equal to sixty percent of the shares validly issued by the Company.

2. Whereas Pacifico is currently the sole owner and holder of thirty thousand shares in Sonda and Inversiones Atlantico Limitada, a company related to Pacifico, is currently the sole owner and holder of ten thousand shares in Sonda, which, combined with the shares held by Telefonica, constitute one hundred percent of the subscribed, paid-in and issued shares of the Company, all in one same series.

3. Whereas Sonda was incorporated as a limited liability company by public deed executed October 30, 1974, in the Santiago Notarial Office of Mr. Herman Chadwick. It was transformed into a stock corporation by public deed dated September 17, 1991, an abstract of which was registered on page 28201 number 14276 of the 1991 Commercial Registry of the Santiago Real Estate Registrar, published in the Official Gazette on September 24th of the same year;

4. Whereas Pacifico has participated actively in the management of Sonda and knows the actual financial, accounting, tax and legal condition of Sonda and therefore expressly releases Telefonica from the obligation to make representations, except for the liability that may apply to it in particular regarding the labor lawsuits listed in the document signed on the date herewith by Inversiones Pacifico II Limitada et al and Compania de Telecomunicaciones de Chile S.A., which is deemed an integral part hereof for all legal purposes.

FIRST: Sale of Shares. Telefonica, duly represented by Mr. Claudio Munoz Zuniga, hereby sells, assigns and transfers eleven thousand shares in Sonda, equal to eleven percent of the share capital, to Pacifico, which are purchased, acquired and accepted by Mr. Andres Navarro Haeusseler and Mr. Pablo Navarro Haeussler on behalf thereof. The total purchase price of the aforesaid shares is sixteen billion one hundred fifty-nine million six hundred forty-four thousand four hundred six pesos, equal in pesos, local currency, to nine hundred eighty-two thousand five hundred seventy-two Unidades de Fomento that Pacifico pays in this act, at once, in cash. Telefonica declares receipt of such sum to its full satisfaction. The parties stipulate that the above price has been set taking into account that Pacifico and Inversiones Atlantico Limitada have taken over equity control of Sonda by the aforesaid sale of shares. Telefonica hereby delivers the certificates to Pacifico for the shares that have been acquired and paid thereby hereunder, free and clear of liens. Pacifico declares receipt thereof to its full satisfaction.


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SECOND: Representations by the Parties. The Parties declare the following for purposes hereof:

Corporate Authorizations: Both the execution of this agreement as well as performance of all obligations herein contained are within the authority of the Parties, have been approved by the management of each thereof and constitute a valid and binding agreement.

No Breach: The execution and performance of this agreement by both parties do not breach nor conflict with the bylaws thereof nor those of the Company nor breach or violate any legal, administrative or regulatory rule or judicial resolution notified to, and binding upon, the parties.

THIRD: Miscellaneous. Expenses: All fees, taxes, expenses and costs derived from this agreement shall be paid equally by both parties.

Governing Law:  This agreement is governed by the laws of the Republic of Chile.

Domicile. For all legal purposes derived herefrom, the parties elect their domicile as the city and borough of Santiago.

Authorities: The authority of the representative of Telefonica Empresas CTC Chile S.A. is evidenced in the public deed dated July 30, 2002, notarized by Mr. Alvaro Bianchi Rosas, Notary Public of Santiago. The authority of the representatives of Inversiones Pacifico II Limitada is evidenced in the public deed executed October 27, 1995 in the Santiago Notarial Office of Mr. Andres Rubio Flores.

NOTARIAL CERTIFICATION: The authenticating Notary does certify that this public deed is executed in accordance with the Law.



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In witness whereof, the parties sign after reading. A copy is issued. I attest.



                            ------------------------
                              CLAUDIO MUNOZ ZUNIGA
                     for TELEFONICA EMPRESAS CTC CHILE S.A.




    -------------------------                   -----------------------------
    ANDRES NAVARRO HAEUSSLER                       PABLO NAVARRO HAEUSSLER

                      for INVERSIONES PACIFICO II LIMITADA




THEY SIGNED BEFORE ME AT PROVIDENCIA 111, 24TH FLOOR, SANTIAGO, SEPTEMBER 26, 2002.



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